Exhibit 99.1

News Release
	Contacts:	Select Water Solutions
Garrett Williams – VP, Corporate Finance & Investor Relations
(713) 296-1010
FOR IMMEDIATE RELEASE		IR@selectwater.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
WTTR@dennardlascar.com

Select Water Solutions Announces Third Quarter 2024 Financial Results and Operational Updates

Generated revenue of $371 million during the third quarter of 2024, an increase of 2% sequentially compared to the second quarter of 2024

Produced $51.9 million of Operating Cash Flow and $20.4 million of Free Cash Flow during the third quarter of 2024

Increased Net income 26% and improved Adjusted EBITDA 4% sequentially during the third quarter of 2024 relative to the second quarter of 2024

Water Infrastructure segment revenue, gross profit and gross profit before D&A increased sequentially by 20%, 42% and 33%, respectively, in the third quarter of 2024 as compared to the second quarter of 2024

Secured multiple new long-term contracts for pipeline gathering, recycling & disposal infrastructure projects, with anticipated new capital deployment of $37 – $42 million

HOUSTON, TX – November 5, 2024 – Select Water Solutions, Inc. (NYSE: WTTR) (“Select” or the “Company”), a leading provider of sustainable water and technology solutions to the energy industry, today announced its financial and operating results for the third quarter ended September 30, 2024.

John Schmitz, Select’s Chairman of the Board, President and Chief Executive Officer, stated, “During the third quarter Select delivered another quarter of continued margin improvement and profitability, while generating solid free cash flow. Supported by revenue growth and margin improvement in our Water Infrastructure segment, our unique growth story continued as we were able to improve consolidated gross margins and increase net income and adjusted EBITDA during the third quarter despite activity pullbacks in the broader macro environment.

“The third quarter showcased the strength and growth potential in our Water Infrastructure segment, as demonstrated with a significant increase in profitability and another quarter of record performance. More specifically, the Water Infrastructure segment posted 20% sequential revenue improvement and 33% growth in gross profit before D&A, resulting in 56.7% gross margins before D&A in the quarter, an increase of more than five percentage points over the second quarter of 2024. We have materially surpassed our 50% margin goal for Water Infrastructure well ahead of our 2025 target, underscoring our continued ability to increase asset utilization, integrate acquired assets efficiently and our unique ability to sign, construct, and execute highly profitable Water Infrastructure projects out of our growing backlog alongside the basin’s most ambitious and pioneering operators. Our conviction in the strength and torque of this asset base remains unwavering as represented by the decision to increase our quarterly base dividend by 17% for our upcoming November payment.

“The improvements in the Water Infrastructure segment were a culmination of the acquisitions we have executed year-to-date, further commercialization of our end-to-end water networks, and ongoing cost and operational efficiency initiatives. While we continue to grow our infrastructure footprint through both organic and inorganic capital projects, we also have driven increased utilization and volumes through our existing assets via our targeted sales, business development and network optimization efforts. Our ever-growing footprint enables us to network assets across our infrastructure portfolio, including pipelines, fixed-recycling facilities, and disposal wells, positioning us as an all-encompassing water solutions provider for our customers. Our existing footprint, coupled with the contracts we have executed and the robust pipeline of prospective projects, positions the Water Infrastructure segment for significant ongoing growth in 2025.

“In the third quarter we continued to build on our organic infrastructure successes with additional project wins supported by long-term contracts. Since the beginning of the third quarter, we contracted an additional 25,000 acres under long-term dedication in the Permian Basin and continue to add long-term optionality, with an additional 57,000 acres added under right-of-first-refusal commitments. These new contracts build off our existing infrastructure, in each case connecting new assets with other legacy or recently acquired infrastructure to create a more interconnected network. In addition to our Permian wins, we also executed two strategic produced water pipeline connection agreements in the Bakken in the third quarter, further exemplifying our industry-leading infrastructure footprint spanning all major lower 48 land basins. In the third quarter we also completed an additional transaction for a disposal well in the Permian to further bolster our disposal portfolio in the Northern Delaware to meet the needs of our customers.

“Driven by margin outperformance and the pull-forward of activity in our Water Infrastructure segment, we remain confident in our ability to deliver on the headline goals we set out for 2024, including record setting annual Adjusted EBITDA for the Company and more than 50% of our profitability coming from Water Infrastructure and Chemical Technologies. On the capital side of the business, we expect to come in on the low end of the guidance range of $170 million to $190 million for net capital expenditures as we have increased volumes through our existing network and found ways to increase maintenance capital efficiency and deliver at the low end of our guidance range.

“We do anticipate, however, that the seasonal activity slowdown in the fourth quarter will impact the Water Services segment, offset by recovery in our Chemical Technologies segment with new product wins. Additionally, we will see the impact of certain asset specific activity reductions in each of our water transfer, sourcing and recycling businesses associated with certain of our ongoing capital projects in the Northern Delaware Basin. More specifically, we are planning for downtime during all of Q4 at one of our New Mexico recycling facilities as we transition this facility’s operations into an integrated system that we expect to be back online in the first quarter of 2025. We will also be taking offline a large diameter historically freshwater distribution pipeline in the Northern Delaware Basin in order to convert the asset into a treated produced water distribution line. These assets are two of our highest earning assets within the segment year-to-date in 2024, so while these initiatives will result in some short-term financial impact to the Water Infrastructure segment in the fourth quarter, in doing so, we are significantly enhancing the long-term potential of our Northern Delaware Basins infrastructure footprint by creating a fully integrated network, connecting our current northern and southern recycling systems across New Mexico. While we expect Adjusted EBITDA to be down in the fourth quarter at $60 million - $62 million, this should be temporary and we expect first quarter of 2025 to come in at or above third quarter levels, with upward trajectory across the remainder of 2025 providing substantial year-over-year Adjusted EBITDA growth next year, as our ongoing capital projects come online and provide additional revenue and profitability for our Water Infrastructure segment throughout 2025.

“Overall, I am pleased with our financial performance in the third quarter and year-to-date 2024, and I am excited to continue building onto our growing infrastructure platform with additional contract wins expected during the fourth quarter and in 2025. The strength of our overall expected 2024 results, including growing profitability and continued free cash flow generation, combined with our strong project backlog positions the company for steady continued growth looking into 2025 and we remain committed to increasing the profitability of our Water Infrastructure segment to represent more than half of the overall profitability of Select by the end of 2025. Ultimately, we remain committed to delivering industry-leading water and technology solutions with high-margin, long-term contracted infrastructure that is mission critical to our customers and creates significant value for our shareholders,” concluded Mr. Schmitz.

Third Quarter 2024 Consolidated Financial Information

Revenue for the third quarter of 2024 was $371.3 million as compared to $365.1 million in the second quarter of 2024 and $389.3 million in the third quarter of 2023. Net income for the third quarter of 2024 was $18.8 million as compared to $14.9 million in the second quarter of 2024 and $15.3 million in the third quarter of 2023.

For the third quarter of 2024, gross profit was $62.4 million, as compared to $60.2 million in the second quarter of 2024 and $56.3 million in the third quarter of 2023. Total gross margin was 16.8% in the third quarter of 2024 as compared to 16.5% in the second quarter of 2024 and 14.5% in the third quarter of 2023. Gross margin before depreciation, amortization and accretion (“D&A”) for the third quarter of 2024 was 27.3% as compared to 26.7% for the second quarter of 2024 and 23.4% for the third quarter of 2023.

Selling, General & Administrative expenses (“SG&A”) during the third quarter of 2024 was $37.3 million as compared to $39.0 million during the second quarter of 2024 and $39.0 million during the third quarter of 2023. SG&A during the third and second quarters of 2024 and third quarter of 2023 was impacted by non-recurring transaction and rebranding costs of $0.6 million, $2.9 million and $4.7 million, respectively.

Adjusted EBITDA was $72.8 million in the third quarter of 2024 as compared to $69.6 million in the second quarter of 2024 and $63.0 million in the third quarter of 2023. Adjusted EBITDA during the third quarter of 2024 was adjusted for $0.7 million of non-recurring transaction and rebranding costs, $0.4 million of non-cash losses on asset sales, and ($0.3) million in other non-recurring adjustments. Non-cash compensation expense accounted for an additional $5.8 million adjustment during the third quarter of 2024. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Business Segment Information

The Water Services segment generated revenues of $234.0 million in the third quarter of 2024 as compared to $230.0 million in the second quarter of 2024 and $251.9 million in the third quarter of 2023. Gross margin before D&A for Water Services was 20.5% in the third quarter of 2024 as compared to 22.5% in the second quarter of 2024 and 20.5% in the third quarter of 2023. Water Services segment revenues were up approximately 2% sequentially, with strong net gains in Select’s Permian water transfer operations. For the fourth quarter of 2024, the Company expects to see segment revenue decline by 10% - 15%, driven by macro activity declines, consolidation initiatives and the affiliated short-term impact of planned downtime at certain water infrastructure assets in the fourth quarter. The Company expects gross margins before D&A to hold steady at 20% - 21% in the fourth quarter of 2024.

The Water Infrastructure segment generated revenues of $82.0 million in the third quarter of 2024 as compared to $68.6 million in the second quarter of 2024 and $58.4 million in the third quarter of 2023. Gross margin before D&A for Water Infrastructure was 56.7% in the third quarter of 2024 as compared to 51.0% in the second quarter of 2024 and 40.1% in the third quarter of 2023. During the third quarter of 2024, the Water Infrastructure segment realized pull-forward of activity expected in the fourth quarter as well as increased utilization of existing assets and the ongoing benefit of the acquisitions year-to-date. The segment achieved increases in recycling volumes during the third quarter, generating revenue growth of approximately 20% relative to the second quarter of 2024. Additionally, gross margins before D&A improved by more than five percentage points sequentially during the third quarter of 2024, driven by Select’s recent acquisitions, and strong incremental margins on additional system utilization across the Company’s existing networks. The Company anticipates Water Infrastructure revenues decreasing by 10% - 15% during the fourth quarter of 2024. While the segment will see some impacts from seasonal activity factors, disposal and solids management volumes are expected to remain steady and the majority of the activity reduction is driven by the recent pull-forward of some work into the third quarter and the associated impact of taking offline certain recycling and pipeline distribution assets in the Northern Delaware Basin as part of Select’s ongoing capital project efforts to expand its gathering, recycling and distribution networks in the Northern Delaware basin. The Company expects gross margins before D&A of 51% – 54% in the fourth quarter of 2024.

The Chemical Technologies segment generated revenues of $55.3 million in the third quarter of 2024 as compared to $66.6 million in the second quarter of 2024 and $79.0 million in the third quarter of 2023. Gross margin before D&A for Chemical Technologies was 12.4% in the third quarter of 2024 as compared to 16.4 % in the second quarter of 2024 and 20.3% in the third quarter of 2023, as activity impacted demand levels during the quarter, especially with pressure pumping customers. For the fourth quarter of 2024, Select anticipates the segment to see both revenue and margin driven by new product development and customer wins, particularly with the Company’s E&P customers. Accordingly, revenues are anticipated to increase mid-single-digit percentages and gross margins before D&A to increase to 14% - 16% in the fourth quarter of 2024.

Cash Flow and Capital Expenditures

Cash flow from operations for the third quarter of 2024 was $51.9 million as compared to $83.1 million in the second quarter of 2024 and $118.2 million in the third quarter of 2023. Cash flow from operations during the third quarter of 2024 was impacted by a $15.4 million use of cash from working capital.

Net capital expenditures for the third quarter of 2024 were $31.5 million, comprised of $35.2 million of capital expenditures partially offset by $3.7 million of cash proceeds from asset sales. Free cash flow during the third quarter of 2024 was $20.4 million. Please refer to the end of this release for a reconciliation of free cash flow (non-GAAP measure) to net cash provided by operating activities.

Cash flow used in investing activities during the third quarter of 2024 also included $8.7 million of outflows for Water Infrastructure related acquisitions.

Cash flows provided by financing activities during the third quarter of 2024 included $17.2 million of net outflows consisting of $10.0 million of payments on Select’s sustainability-linked credit facility, $7.0 million of dividends and distributions paid and $0.2 million of tax withholding payments associated with the vesting of shares under the Company’s long-term incentive plan.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $10.9 million as of September 30, 2024 as compared to $16.4 million as of June 30, 2024. The Company had $80.0 million of borrowings outstanding under its sustainability-linked credit facility as of September 30, 2024 and $90.0 million outstanding as of June 30, 2024.

As of September 30, 2024 and June 30, 2024, the borrowing base under the sustainability-linked credit facility was $226.8 million and $220.4 million, respectively. The Company had available borrowing capacity under its sustainability-linked credit facility as of September 30, 2024 and June 30, 2024, of approximately $127.8 million and $113.4 million, respectively, after giving effect to $19.0 million of outstanding letters of credit as of September 30, 2024 and $17.0 million as of June 30, 2024 and $80.0 million of outstanding borrowings as of September 30, 2024 and $90.0 million as of June 30, 2024.

Total liquidity was $138.7 million as of September 30, 2024, as compared to $129.8 million as of June 30, 2024. The Company had 102,797,453 weighted average shares of Class A common stock outstanding and 16,221,101 weighted average shares of Class B common stock outstanding during the third quarter of 2024.

Northern Delaware Disposal Acquisition

During the third quarter of 2024, Select completed the acquisition of a disposal well for $4.5 million of cash consideration in the Northern Delaware Basin. The addition of this well bolsters Select’s Northern Delaware disposal capacity, adding an anticipated approximately 10,000 barrels per day of disposal capacity in a strategic location with proximity to the Company’s organic Water Infrastructure developments.

Business Development Updates

Since the start of the third quarter of 2024, Select has executed four new long-term contracts including two for comprehensive produced water gathering, recycling and disposal in the Permian Basin and two disposal gathering pipeline connection contracts in the Bakken. The combined capital expenditures associated with these four projects is expected to be $37 million – $42 million, with each project anticipated to be online in the first half of 2025.

Northern Delaware System Expansion and Acreage Dedication

During the third quarter of 2024, Select signed a 12-year agreement for the construction and expansion of recycling and pipeline infrastructure for a large public operator in the Permian Basin, extending Select’s existing Lea County, New Mexico recycling infrastructure into Eddy County, New Mexico as well. Expanding upon existing agreements with an established customer, the new agreement adds another 5,000 additional dedicated acres with an additional right-of-first-refusal for another 57,000 acres of potential dedication. To support the agreement, Select will construct a new recycling facility, adding up to 120,000 barrels per day of additional throughput capacity and up to two million barrels of additional storage capacity. The new facility will be connected via 20-miles of large diameter produced water gathering pipelines to Select’s existing Northern Delaware recycling infrastructure, as well as to two of our recently acquired nearby SWDs and an existing large diameter pipeline that will be converted from fresh water to produced water distribution. We expect construction to be complete and the pipelines and recycling facilities to be operational in the first half of 2025.

Midland Basin Recycling and Disposal Project

During October 2024, Select signed an eight-year agreement for an integrated water gathering, recycling and disposal project in Upton County in the Midland Basin. The project will expand an existing recycling facility by adding 750,000 barrels of additional storage, support a new disposal facility permitted at 20,000 barrels per day and include 4 miles of pipeline buildout to integrate the system. The project is supported by an approximately 20,000 acre dedication for both gathering produced water and purchasing treated produced water and includes a 35 million barrel minimum volume commitment. The project is expected to be completed during the second quarter of 2025.

Bakken Pipeline Connections

During the third quarter of 2024, Select signed one 10-year agreement and one 20-year agreement for the construction of pipelines to Select’s existing Bakken disposal infrastructure. As part of the agreements Select will update one of its Bakken disposals to accommodate increased capacity in addition to tying pipe into the disposal facility. Additionally, Select has also secured a one million barrel minimum volume commitment in the initial year of the contract in one of the two connection agreements signed in the quarter.

Conference Call Information

Select has scheduled a conference call on Wednesday, November 6, 2024 at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Water Solutions call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectwater.com/events-presentations/current. A telephonic replay of the conference call will be available through November 20, 2024, and may be accessed by calling 201-612-7415 using passcode 13749690#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Water Solutions, Inc.

Select is a leading provider of sustainable water and technology solutions to the energy industry. These solutions are supported by the Company’s critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the Company’s continued success. For more information, please visit Select’s website, https://www.selectwater.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “could,” “believe,” “anticipate,” “expect,” “intend,” “project,” “will,” “estimates,” “preliminary,” “forecast” and other similar expressions. Examples of forward-looking statements include, but are not limited to, the expectations of plans, business strategies, objectives and growth, projected financial results and future financial and operational performance, expected capital expenditures, our share repurchase program and future dividends. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits contemplated from our recent acquisitions may not be realized, the ability of Select to successfully integrate the acquired businesses’ operations, including employees, and realize anticipated synergies and cost savings and the potential impact of the consummation of the acquisitions on relationships, including with employees, suppliers, customers, competitors and creditors. Factors that could materially impact such forward-looking statements include, but are not limited to: the global macroeconomic uncertainty related to the Russia-Ukraine war and related economic sanctions; the conflict in the Israel-Gaza region and related hostilities in the Middle East, including heightened tensions with Iran, Lebanon and Yemen; the ability to source certain raw materials and other critical components or manufactured products globally on a timely basis from economically advantaged sources, including any delays and/or supply chain disruptions due to increased hostilities in the Middle East; actions by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations, which may be exacerbated by the recent Middle East conflicts; actions taken by federal or state governments, such as executive orders or new or expanded regulations, that may negatively impact the future production of oil and natural gas in the U.S. or our customers’ access to federal and state lands for oil and gas development operations, thereby reducing demand for our services in the affected areas; the severity and duration of world health events, and any resulting impact on commodity prices and supply and demand considerations; the impact of central bank policy actions, such as sustained, elevated interest rates in response to, among other things, high rates of inflation, and disruptions in the bank and capital markets; the degree to which consolidation among our customers may affect spending on U.S. drilling and completions activity; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; the impact of current and future laws, rulings and governmental regulations, including those related to hydraulic fracturing, accessing water, disposing of wastewater, transferring produced water, interstate freshwater transfer, chemicals, carbon pricing, pipeline construction, taxation or emissions, leasing, permitting or drilling on federal lands and various other environmental matters; regulatory and related policy actions intended by federal, state and/or local governments to reduce fossil fuel use and associated carbon emissions, or to drive the substitution of renewable forms of energy for oil and gas, may over time reduce demand for oil and gas and therefore the demand for our services, including as a result of the Inflation Reduction Act of 2022, the U.S. Supreme Court’s overturning of the Chevron deference doctrine or otherwise; growing demand for electric vehicles that may result in reduced demand for refined products deriving from crude oil such as gasoline and diesel fuel, and therefore the demand for our services; the impact of advances or changes in well-completion technologies or practices that result in reduced demand for our services, either on a volumetric or time basis; changes in global political or economic conditions, generally, including as a result of the fall 2024 presidential election and any resultant political uncertainty, and in the markets we serve, including the rate of inflation and potential economic recession; and other factors discussed or referenced in the “Risk Factors” section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three months ended,			Nine months ended Sept 30,
	Sept 30, 2024	June 30, 2024	Sept 30, 2023	2024	2023
Revenue
Water Services	$234,019	$230,008	$251,870	$692,334	$791,145
Water Infrastructure	82,017	68,564	58,375	214,089	169,118
Chemical Technologies	55,313	66,559	79,028	196,605	250,230
Total revenue	371,349	365,131	389,273	1,103,028	1,210,493
Costs of revenue
Water Services	186,041	178,308	200,361	545,881	626,878
Water Infrastructure	35,503	33,581	34,992	102,776	103,718
Chemical Technologies	48,450	55,641	63,005	165,846	200,017
Depreciation, amortization and accretion	38,906	37,445	34,650	113,243	102,776
Total costs of revenue	308,900	304,975	333,008	927,746	1,033,389
Gross profit	62,449	60,156	56,265	175,282	177,104
Operating expenses
Selling, general and administrative	37,268	38,981	38,983	120,229	109,147
Depreciation and amortization	661	748	512	2,667	1,846
Impairments and abandonments	—	46	32	91	11,554
Lease abandonment costs	5	17	(12)	411	73
Total operating expenses	37,934	39,792	39,515	123,398	122,620
Income from operations	24,515	20,364	16,750	51,884	54,484
Other income (expense)
Gain on sales of property and equipment and divestitures, net	1,624	382	23	2,331	1,688
Interest expense, net	(1,906)	(2,026)	(765)	(5,204)	(4,290)
Other	(78)	42	767	(318)	2,482
Income before income tax expense and equity in gains (losses) of unconsolidated entities	24,155	18,762	16,775	48,693	54,364
Income tax expense	(5,852)	(3,959)	(483)	(11,263)	(1,068)
Equity in gains (losses) of unconsolidated entities	507	96	(978)	154	(1,716)
Net income	18,810	14,899	15,314	37,584	51,580
Less: net income attributable to noncontrolling interests	(3,019)	(2,031)	(968)	(5,300)	(4,772)
Net income attributable to Select Water Solutions, Inc.	$15,791	$12,868	$14,346	$32,284	$46,808

Net income per share attributable to common stockholders:
Class A—Basic	$0.16	$0.13	$0.14	$0.32	$0.46
Class B—Basic	$—	$—	$—	$—	$—

Net income per share attributable to common stockholders:
Class A—Diluted	$0.15	$0.13	$0.14	$0.32	$0.45
Class B—Diluted	$—	$—	$—	$—	$—

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	Sept 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$10,938	$16,417	$12,753	$57,083
Accounts receivable trade, net of allowance for credit losses	298,676	295,115	323,113	322,611
Accounts receivable, related parties	119	98	330	171
Inventories	35,819	37,501	37,636	38,653
Prepaid expenses and other current assets	51,130	35,142	37,886	35,541
Total current assets	396,682	384,273	411,718	454,059
Property and equipment	1,363,666	1,312,239	1,242,133	1,144,989
Accumulated depreciation	(689,978)	(663,284)	(650,952)	(627,408)
Total property and equipment, net	673,688	648,955	591,181	517,581
Right-of-use assets, net	39,714	42,293	42,931	39,504
Goodwill	30,259	36,664	31,202	4,683
Other intangible assets, net	127,930	126,834	127,649	116,189
Deferred tax assets, net	48,879	54,529	60,489	61,617
Other long-term assets, net	29,495	29,572	26,137	24,557
Total assets	$1,346,647	$1,323,120	$1,291,307	$1,218,190
Liabilities and Equity
Current liabilities
Accounts payable	$41,435	$36,746	$54,389	$42,582
Accrued accounts payable	66,172	72,493	62,833	66,182
Accounts payable and accrued expenses, related parties	5,891	3,251	4,227	4,086
Accrued salaries and benefits	21,142	24,342	17,692	28,401
Accrued insurance	29,970	17,399	17,227	19,720
Sales tax payable	2,668	2,493	2,973	1,397
Current portion of tax receivable agreements liabilities	469	469	469	469
Accrued expenses and other current liabilities	37,866	38,282	35,800	33,511
Current operating lease liabilities	16,781	16,934	16,241	15,005
Current portion of finance lease obligations	207	199	196	194
Total current liabilities	222,601	212,608	212,047	211,547
Long-term tax receivable agreements liabilities	37,718	37,718	37,718	37,718
Long-term operating lease liabilities	34,792	37,938	39,667	37,799
Long-term debt	80,000	90,000	75,000	—
Other long-term liabilities	52,110	42,726	38,554	38,954
Total liabilities	427,221	420,990	402,986	326,018
Commitments and contingencies
Class A common stock, $0.01 par value	1,028	1,028	1,027	1,022
Class B common stock, $0.01 par value	162	162	162	162
Preferred stock, $0.01 par value	—	—	—	—
Additional paid-in capital	999,812	1,001,123	1,001,967	1,008,095
Accumulated deficit	(204,507)	(220,298)	(233,166)	(236,791)
Total stockholders’ equity	796,495	782,015	769,990	772,488
Noncontrolling interests	122,931	120,115	118,331	119,684
Total equity	919,426	902,130	888,321	892,172
Total liabilities and equity	$1,346,647	$1,323,120	$1,291,307	$1,218,190

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three months ended			Nine months ended
	Sept 30, 2024	June 30, 2024	Sept 30, 2023	Sept 30, 2024	Sept 30, 2023
Cash flows from operating activities
Net income	$18,810	$14,899	$15,314	$37,584	$51,580
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	39,567	38,193	35,162	115,910	104,622
Deferred tax expense (benefit)	5,650	3,792	(54)	10,571	(97)
Gain on disposal of property and equipment and divestitures	(1,624)	(382)	(23)	(2,331)	(1,688)
Equity in (gains) losses of unconsolidated entities	(507)	(96)	978	(154)	1,716
Bad debt expense	(472)	731	1,156	855	3,987
Amortization of debt issuance costs	122	122	122	366	366
Inventory adjustments	(95)	(400)	115	(528)	557
Equity-based compensation	5,799	6,201	5,014	18,359	12,787
Impairments and abandonments	—	46	32	91	11,554
Other operating items, net	(41)	655	2	926	(639)
Changes in operating assets and liabilities
Accounts receivable	(2,415)	31,298	74,081	29,011	70,467
Prepaid expenses and other assets	(15,536)	1,222	(11,613)	(16,494)	(18,797)
Accounts payable and accrued liabilities	2,618	(13,167)	(2,073)	(27,047)	(34,253)
Net cash provided by operating activities	51,876	83,114	118,213	167,119	202,162
Cash flows from investing activities
Purchase of property and equipment	(35,204)	(49,113)	(35,166)	(118,080)	(102,401)
Purchase of equity-method investments	—	—	—	—	(500)
Acquisitions, net of cash received	(8,650)	(41,477)	—	(158,438)	(13,418)
Proceeds received from sales of property and equipment	3,730	3,379	1,579	12,275	11,380
Net cash used in investing activities	(40,124)	(87,211)	(33,587)	(264,243)	(104,939)
Cash flows from financing activities
Borrowings from revolving line of credit	7,500	52,500	—	150,000	105,250
Payments on revolving line of credit	(17,500)	(37,500)	(65,000)	(70,000)	(121,250)
Payments of finance lease obligations	(49)	(48)	(45)	(163)	(55)
Dividends and distributions paid	(7,012)	(7,034)	(5,821)	(21,533)	(17,907)
Distributions to noncontrolling interests	—	—	1,000	—	(1,581)
Contributions from noncontrolling interests	—	—	—	—	5,950
Repurchase of common stock	(171)	(156)	(276)	(7,323)	(49,905)
Net cash (used in) provided by financing activities	(17,232)	7,762	(70,142)	50,981	(79,498)
Effect of exchange rate changes on cash	1	(1)	(3)	(2)	(4)
Net (decrease) increase in cash and cash equivalents	(5,479)	3,664	14,481	(46,145)	17,721
Cash and cash equivalents, beginning of period	16,417	12,753	10,562	57,083	7,322
Cash and cash equivalents, end of period	$10,938	$16,417	$25,043	$10,938	$25,043

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation, amortization and accretion (“D&A”), gross margin before D&A and free cash flow are not financial measures presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation, amortization and accretion. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment and abandonment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains), plus/(minus) losses/(gains) on unconsolidated entities and plus tax receivable agreements expense less bargain purchase gains from business combinations. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. We define free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment, plus proceeds received from sale of property and equipment. EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, amortization and accretion) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit and gross margin are the GAAP measures most directly comparable to gross profit before D&A and gross margin before D&A, respectively. Net cash provided by (used in) operating activities is the GAAP measure most directly comparable to free cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A or free cash flow in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For forward-looking non-GAAP measures, the Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measure as the information necessary for a quantitative reconciliation, including potential acquisition-related transaction and rebranding costs as well as the purchase price accounting allocation of the recent acquisitions and the resulting impacts to depreciation, amortization and accretion expense, among other items is not available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy at this time.

The following table presents a reconciliation of free cash flow to net cash provided by operating activities, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended
	Sept 30, 2024	June 30, 2024	Sept 30, 2023
	(unaudited) (in thousands)
Net cash provided by operating activities	$51,876	$83,114	$118,213
Purchase of property and equipment	(35,204)	(49,113)	(35,166)
Proceeds received from sale of property and equipment	3,730	3,379	1,579
Free cash flow	$20,402	$37,380	$84,626

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	Sept 30, 2024	June 30, 2024	Sept 30, 2023
	(unaudited) (in thousands)
Net income	$18,810	$14,899	$15,314
Interest expense, net	1,906	2,026	765
Income tax expense	5,852	3,959	483
Depreciation, amortization and accretion	39,567	38,193	35,162
EBITDA	66,135	59,077	51,724
Trademark abandonment and other impairments	—	46	—
Non-cash loss on sale of assets or subsidiaries	368	1,432	583
Non-cash compensation expenses	5,799	6,201	5,014
Non-recurring transaction and rebranding costs	710	2,866	4,669
Non-recurring severance expense	—	—	—
Lease abandonment costs	5	17	(12)
Equity in (gains) losses of unconsolidated entities	(507)	(96)	978
Impairments and Abandonments	—	—	32
Other	240	104	1
Adjusted EBITDA	$72,750	$69,647	$62,989

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	Sept 30, 2024	June 30, 2024	Sept 30, 2023
	(unaudited) (in thousands)
Gross profit by segment
Water services	$28,482	$30,688	$28,689
Water infrastructure	28,957	20,354	14,191
Chemical technologies	5,010	9,114	13,385
As reported gross profit	62,449	60,156	56,265

Plus D&A
Water services	19,496	21,012	22,820
Water infrastructure	17,557	14,629	9,192
Chemical technologies	1,853	1,804	2,638
Total D&A	38,906	37,445	34,650

Gross profit before D&A	$101,355	$97,601	$90,915

Gross profit before D&A by segment
Water services	47,978	51,700	51,509
Water infrastructure	46,514	34,983	23,383
Chemical technologies	6,863	10,918	16,023
Total gross profit before D&A	$101,355	$97,601	$90,915

Gross margin before D&A by segment
Water services	20.5%	22.5%	20.5%
Water infrastructure	56.7%	51.0%	40.1%
Chemical technologies	12.4%	16.4%	20.3%
Total gross margin before D&A	27.3%	26.7%	23.4%